Exhibit 23.1



              CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAS, LLP


     We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-1 Registration Statement on Form S-3 Registration Statement (Registration No. 333-113583), of RAM Energy Resources, Inc. of our report dated March 6, 2006, except for note Q, as to which the date is April 6, 2006, relating to the consolidated financial statements of RAM Energy, Inc., for the years ended December 31, 2005, 2004 and 2003, which appears in the Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed on April 18, 2006. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

Houston, Texas
May 31, 2006